Exhibit 99.1
                             News From
REGENCY TOWERS, 1415 W. 22ND ST., OAK BROOK, ILLINOIS 60523
FOR IMMEDIATE RELEASE
Federal Signal Corporation Appoints Dennis J. Martin
as President and Chief Executive Officer
Jennifer L. Sherman Assumes Additional Role of Chief Administrative Officer
OAK BROOK, Ill., November 1, 2010 — Federal Signal Corporation (NYSE:FSS), a leader in environmental, safety and transportation solutions, today announced that Dennis J. Martin has been named President and Chief Executive Officer, following the resignation of William H. Osborne. Mr. Martin, 60, has served on Federal Signal’s Board of Directors since 2008.
“Our Board of Directors and Bill Osborne agree that, following two years of important progress to improve Federal Signal’s cost structure and position the company for long term growth, the time is right for new leadership to accelerate the company’s strategic and financial goals,” said James E. Goodwin, Chairman of the Board of Federal Signal.
“Dennis Martin is a proven leader with deep operational experience built up over a 35 year career working with diversified global industrial manufacturing companies like Federal Signal,” continued Mr. Goodwin. “Dennis has been a great asset to the company as a member of our Board of Directors during the last two and a half years and he possesses firsthand knowledge of the company and each of its businesses’ strengths and opportunities. Our Board is confident that Dennis’ leadership will be invaluable as Federal Signal aggressively executes against its strategic goals to enhance shareholder value.”
“I am excited to be joining Federal Signal’s management team,” said Mr. Martin. “Federal Signal has great strengths including a strong portfolio of innovative products and solutions, a diverse global customer base and outstanding employees. I look forward to working with the Board, management team and all Federal Signal employees, to drive accelerated profitable growth and enhance shareholder value.”
“On behalf of the Board of Directors, I would like to thank Bill for his time, commitment and valuable service to Federal Signal,” concluded Mr. Goodwin. “We appreciate Bill’s numerous contributions and wish him the best in his future endeavors.”
“It has been an honor to lead Federal Signal and its talented and hard-working employees for the past two years,” said Mr. Osborne. “We have made tremendous progress in realigning the cost structure and positioning the company for future growth and I wish Federal Signal continued success.”
The company also announced today that Jennifer L. Sherman, the Company’s Senior Vice President, General Counsel and Secretary will assume the additional role of Chief Administrative Officer. In her new role, she will be responsible for the company’s administrative functions including legal, human resources, information technology, facilities, compliance and government affairs.

“Jennifer Sherman’s role of Chief Administrative Officer is a new position for the company,” Mr. Martin continued. “Jennifer is a seasoned executive and a 16 year veteran of Federal Signal who will bring an intimate knowledge of our company and considerable legal and business acumen to the role. Centralizing responsibility for the Company’s administrative functions with Jennifer will help us maximize operational efficiencies.”
Mr. Martin, 60, has been a member of Federal Signal’s board of directors since March 2008. Most recently, he served as Vice President of BD Martin Group LLC, a consulting firm, a position he has held since August 2005. From May 2001 to August 2005, Mr. Martin was the Chairman, President and Chief Executive Officer of General Binding Corporation (GBC), a manufacturer and marketer of binding and laminating office equipment. He joined GBC from Illinois Tool Works, where he was Corporate Executive Vice President and Chief Executive Officer of the Welding Products Group. Mr. Martin enjoyed a ten-year career at Illinois Tool Works after joining from Ingersoll-Rand Company. In addition to our Board, Mr. Martin also serves as a director of HNI Corporation, a provider of office furniture and hearths, and of Coleman Cable, Inc., a manufacturer and innovator of electrical and electronic wire and cable products. Mr. Martin received a Bachelor’s degree in Industrial Engineering and Management from the University of New Haven.
About Federal Signal
Federal Signal Corporation (NYSE:FSS — News) enhances the safety, security and well-being of communities and workplaces around the world. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and institutional customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates four groups: Safety and Security Systems, Environmental Solutions, Federal Signal Technologies, and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com
Contacts: William Barker Senior Vice President
and Chief Financial Officer 630-954-2000
wbarker@federalsignal.com
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